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                                November 25, 2002



Neuberger Berman Real Estate Income Fund Inc.
605 Third Avenue
New York, New York  10158


Ladies and Gentlemen:

     You have requested our opinion, as counsel to Neuberger Berman Real Estate Income Fund Inc. ("Fund"), as to certain matters regarding the issuance of those shares of the Fund's common stock, par value $.0001 per share, that currently are being registered under the Securities Act of 1933, as amended ("1933 Act"), pursuant to the Fund's registration statement on Form N-2 (File Nos. 811-21200 and 333-99985) (the "Registration Statement") in the amount set forth under "Amount Being Registered" on the facing page of the Registration Statement ("Shares").

     As counsel to the Fund, we have examined certified or other copies, believed by us to be genuine, of the Fund's Charter and Bylaws and such corporate action of the Fund that provides for the issuance of the Shares and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions customary in opinions of this kind. We have not verified these assumptions.

     Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the federal laws of the United States and of the State of Maryland that in our experience are normally applicable to the issuance of shares by corporations. We express no opinion with respect to any other laws.

     Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Fund and that, when issued and sold in accordance with the terms contemplated by the Registration Statement, including receipt by the Fund of full payment for the Shares, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to this opinion being an exhibit to the Registration Statement or a Pre-Effective Amendment thereto when it is filed with the SEC and to the reference to our firm in the prospectus and statement of additional information that are being filed as part of the Registration Statement. In

Kirkpatrick & Lockhart LLP


Neuberger Berman Real Estate Income Fund, Inc.
November 25, 2002
Page 2



giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.



                                          Very truly yours,


                                          /s/ Kirkpatrick & Lockhart LLP
                                          ----------------------------------
                                          Kirkpatrick & Lockhart LLP